Exhibit 99.2

IRU Mechanics Video Script

As AI reshapes our daily lives and how we work, the world is awakening to the fact that companies need powerful network infrastructure to thrive in today’s digital economy. Data volumes are dramatically increasing, spurring data center growth, and as such, a significant rising demand for Lumen’s nationwide conduit, fiber network, and growing portfolio of new digital services.

Last week, we announced Lumen’s Private Connectivity Fabric (or PCF for short), a custom network that includes dedicated access to existing fiber in the Lumen network, the installation of new fiber on existing and new routes, and the use of Lumen’s new digital services. This AI-ready infrastructure will strengthen the connectivity capabilities between datacenters by providing the network capacity, performance, stability, and speed that customers need as data demands increase.

This offering, and the partnerships we have been forging, represent a significant business opportunity and an acceleration of Lumen’s business transformation. These partnerships will fund more than just custom networks to support the advancement of AI. They will also provide incremental cash to help accelerate Lumen’s digital transformation, enabling Lumen to reduce costs, improve capital structure, strengthen our balance sheet, and improve operational efficiency.

Today, we want to provide some color around an element of our PCF solution set called IRUs, or Indefeasible Rights of Use. This long-term IRU structure has been in our industry and Lumen’s business for many years, but we felt a refresher course around IRU mechanics would be helpful for investors, given we believe they will become a more significant part of our financial story.

While each partnership is different and may include a combination of different PCF solutions, as it pertains to IRUs specifically, they are defined in our 10-K as the “exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years.”

However, the economics of each IRU lease can vary depending upon the infrastructure elements which compose the fiber and/or capacity being delivered. The total capacity being delivered, the geographic reach of the fiber network, and whether it is existing or new fiber, can all impact the ultimate size and profitability of an IRU.

Generally speaking, revenue and cash flows from IRUs come from three main components:

First, the fiber infrastructure, where we receive meaningful upfront cash collections to fund the specific project investment with the remaining cash tied to contract milestones. Revenue is recognized over the remaining life of the contract but does not start until delivery of each specific fiber route and may take several years to reach the full amortized run rate.

Second, Space and Power, which can include Data Center Colocation and Running Line, is recognized over the term of the contract, which is usually aligned to the infrastructure term.

Lastly, Operations and Maintenance is related to the maintenance of the infrastructure and paid annually over the life of the contract with annual CPI escalators. On average this is a low double-digit percentage of Contract Value, but, again, varies by contract.

A principal element of an IRU is the upfront operating expenses to support deals. These expenses tend to be front-end loaded as we ramp up resources and is primarily spent over the first four years.

Similarly, capital expenditures associated with each IRU result in meaningful cash outflows to support construction. These can include fiber overpulls, new routes, space and power, and Gateway expansions and are generally spent over the first 5 years. As with any project of this size and type, the pace, locations, seasons and other factors can lead to variations in capex pace.

Again, these upfront OPEX and CAPEX investments are expected to be funded by the upfront cash inflows mentioned earlier.

From a margin perspective, adjusted EBITDA margins can be higher than average depending upon the mix of existing versus new routes, fiber, etc., in the IRU. The driver here is the extensive network investments we’ve made over the past 25 years. A more meaningful metric is the cash contribution margin which is EBITDA less the project specific capex spends. Cash contribution margin should approximate our current adjusted EBITDA margin percentage.

Finally, we have to pay taxes. The majority of cash taxes are paid one year after cash is collected at an approximately 25% effective tax rate.

I hope this short video was helpful in explaining Lumen’s role in the era of AI, and how AI represents an incredible opportunity to accelerate our business transformation. In short, AI needs massive amounts of data, data proliferation is driving data center growth, and data centers need to be connected. Lumen’s Private Connectivity Fabric is THE solution that enables enterprises to capitalize on the potential of AI. This unique capability - coupled with the incredible AI market opportunity - represents a significant shift in momentum for Lumen’s turn-around. The future looks bright.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this transcript and other of our oral or written statements, including statements related to opportunities with respect to our Private Connectivity Fabric business, other revenue generating opportunities, future sales and business, future events, business outlook, priorities, sales and business growth, demand for products and services, and potential future transactions, and that may be identified by words such as “will,” “estimates,” “expects,” “projects,” “plans,” “could” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the risks that we may not reach agreements with respect to any such opportunities or transactions on the expected timeframe or terms or at all, that the revenue from any such opportunities or transactions may be less than our current expectations or that the obligations associated with any such opportunities may be more significant than our current expectations, that the completion of any future transactions may be subject to conditions that may not be satisfied on expected timeframes or at all, and that any such opportunities or transactions may not be executed in a timely manner, or at all. Many of these risks, uncertainties and assumptions are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. Unless legally required, we undertake no obligation and expressly disclaim any such obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.